Exhibit 10.1

SPECIAL RETENTION
CASH AWARD AGREEMENT

This Agreement (this "Agreement") is made and entered into this 9th day of October, 2008 by and between BNSF Railway Company (“Railway”) and Peter J. Rickershauser, an employee of Railway (hereinafter "Employee").

W I T N E S S E T H

WHEREAS, Railway desires to grant the Employee the right to receive $150,000 (such right, the “Cash Award”) subject to the terms contained in this Agreement.

NOW THEREFORE, Railway and Employee hereby agree that the Employee is granted the Cash Award, subject to the following terms, conditions and restrictions:

1.           Grant of Cash Award.  Effective as of September 24, 2008 (the “Grant Date”) and provided that the Employee remains employed in a salaried position through the Grant Date, the Employee is hereby granted the Cash Award.  The Cash Award represents an unfunded, unsecured promise by Railway to deliver to the Employee, subject to the terms and conditions herein, an amount in cash equal to $150,000.  The granting of the Cash Award does not involve an actual transfer of property on the date of this Agreement, the Grant Date or at any time prior to the payment of cash to the Employee in accordance with this Agreement.

2.           Vesting.  If the Employee's Date of Termination (which, for purposes of this Agreement, shall be the earlier of (a) the "Date of Termination" as defined in the 1999 Stock Incentive Plan (the “Plan”) and (b) the date on which the Employee ceases to be in salaried employment of Railway) does not occur prior to December 31, 2009 (the “Vesting Date”), then the Employee shall become vested in the Cash Award on the Vesting Date.  Within 30 days following the Vesting Date, the Employee shall receive a lump sum cash payment of $150,000, less any taxes required to be withheld pursuant to paragraph 4, in respect of the Cash Award.  As of the Vesting Date, the Cash Award shall no longer be outstanding and Railway shall have no further obligation to the Employee with respect to the Cash Award other than to make such cash payment.

3.           Termination of Employment.  Following the Grant Date, the Cash Award shall be forfeited if the Employee's Date of Termination occurs prior to the Vesting Date, unless such termination of employment constitutes a termination by Railway for reasons other than Cause (as defined in the Plan) in connection with and after a Change in Control (as defined in the Plan), as addressed in paragraph 5.

4.           Taxes.  Railway may withhold from any cash payment due to the Employee with respect to the Cash Award all applicable federal, state, railroad retirement or local withholding taxes, and may take any other action as may be necessary in the discretion of Railway to satisfy all obligations for the payment of such taxes.

5.           Change in Control.  After the Grant Date, in the event of termination of the Employee’s employment by Railway for reasons other than Cause (including any termination treated as a termination for reasons other than Cause pursuant to section 12.6 of the Plan) in connection with and after a Change in Control, the Employee shall become vested in the Cash Award.  Within 30 days following such termination, the Employee shall receive a lump sum cash payment of $150,000, less any taxes required to be withheld pursuant to paragraph 4, in respect of the Cash Award.  As of such termination, the Cash Award shall no longer be outstanding and Railway shall have no further obligation to the Employee with respect to the Cash Award other than to make such cash payment.  Notwithstanding any provision in any other Change in Control arrangement, program or contract, the Cash Award shall be solely subject to the terms and conditions of this Agreement.

6.           IRC Section 409A.  Notwithstanding any other provisions of this Agreement to the contrary, Railway shall not make any payments provided for hereunder until such time as it may reasonably believe that such delivery would not result in acceleration of tax or imposition of penalties under section 409A of the Internal Revenue Code of 1986, as amended.

7.           No Contract of Employment.  Nothing in this Agreement shall confer any right to continued employment with Railway nor restrict Railway from termination of the employment relationship of Employee at any time.

8.           Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, Railway and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Railway’s assets and business.  If any rights exercisable by the Employee or benefits deliverable to the Employee under this Agreement have not been exercised or delivered, respectively, at the time of the Employee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Employee in a writing filed with Railway in such form and at such time as Railway shall require.  If a deceased Employee fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Employee, any rights that would have been exercisable by the Employee and any benefits distributable to the Employee shall be exercised by or distributed to the legal representative of the estate of the Employee.  If a deceased Employee designates a beneficiary and the Designated Beneficiary survives the Employee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

9.           No Violation of Law.  Notwithstanding any other provision of this Agreement, Employee agrees that Railway shall not be obligated to make any cash payment if counsel to Railway determines such payment would violate any law or regulation of any governmental authority.

10.           No Transfers.  Subject to paragraph 8, the Employee may not anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer the Cash Award.

11.           Relation to Plan.  The Cash Award is not granted under the Plan and, except as otherwise specifically provided herein, the provisions of the Plan do not apply to the Cash Award.

12.           Amendment.  This Agreement may be amended by written agreement of Railway and the Employee without the consent of any other person.

Anything herein contained to the contrary notwithstanding, this Agreement shall cease to be of any force or effect unless executed by the Employee and delivered to the Vice President Human Resources & Medical of Railway by October 15, 2008.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BNSF RAILWAY COMPANY

By:           _/s/ Linda Longo-Kazanova
Linda Longo-Kazanova
                                Vice President Human Resources & Medical

  /s/ Peter J. Rickershause
                Peter J. Rickershauser

Form 10-Q